Exhibit 16.1

September 9, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Bloom HoldCo LLC to be filed with the Securities and Exchange Commission on or about September 9, 2024. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York